Exhibit (j)

                       CONSENT OF INDEPENDENT ACCOUNTANTS
                       ----------------------------------



We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 41 to the registration statement on Form N-1A ("Registration Statement") of our report dated February 27, 2004 to the financial statements and financial highlights which appear in the December 31, 2003 Annual Report to Shareholders of Scudder Short Term Bond Fund (constituting part of the Scudder Funds Trust), which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Independent Accountants and Reports to Shareholders", "Financial Statements" and "Financial Highlights" in such Registration Statement.



/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Boston, Massachusetts
April 29, 2004